Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the Third Quarter Ended September 30, 2021, and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., November 12, 2021 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the third quarter ended September 30, 2021 and provided a corporate strategic update.

“Personalized treatments are the wave of the future in healthcare. As more regenerative medicine treatments, such as CAR-T cell therapies, receive FDA approval, the demand for the manufacturing of cell therapies is only going to continue to grow,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis. “At the same time, there is a significant unmet need for manufacturing of these complex, critical therapies due to both the high cost and limited global capacity that continues to persist. As we have reported, ThermoGenesis’ high efficiency, semi-automated CAR-TXpress™ platform is capable of meaningfully reducing processing time, improving cell recovery, and potentially cutting the manufacturing costs associated with CAR-T and other cell and gene therapies by up to 70%. With this in mind, we are committed to harnessing the power of our unique and proprietary CAR-TXpress™ platform to pivot from a device-only company to one focused on providing the industry with cell-based contract development and manufacturing (CDMO) services.”

Dr. Xu continued, “In parallel with these efforts, we have continued to expand our line of automated cell processing tools. In September we were awarded a $250,000 Phase I Small Business Innovation Research (SBIR) grant to develop and test the single-use sterile cell processing disposable that will be used by the fully automated Quintessence System for gene-engineered autologous cell therapies. The work taking place as a result of this grant is another reflection of our pledge to continue to bring innovative solutions to the industry and will serve to bolster our product line of automated cell processing tools to utilize as a CDMO services company. We look forward to reporting more on this exciting transformation in the coming months.”

Financial Results for the Quarter Ended September 30, 2021

Net revenues. Net revenues for the quarter ended September 30, 2021, were $3.2 million, compared to $2.4 million for the quarter ended September 30, 2020, an increase of $0.8 million or 34%. The increase was primarily driven by AXP sales, which rose by $1.1 million or 98% in the three months ended September 30, 2021, as compared to the same period in 2020.

Gross profit. Gross profit for the quarter ended September 30, 2021, was $1.1 million, or 35% of net revenue, compared to $1.5 million, or 64% of net revenues, for the quarter ended September 30, 2020, a decrease of $0.4 million or 26%. The decrease was driven by a refund of $0.8 million received in the three months ended September 30, 2020, from ImmuneCyte relating to COVID-19 testing kits which were previously reserved by the Company in a prior quarter, offset by higher gross profit from AXP disposables.

Selling, general and administrative expenses. Selling, general and administrative expenses were $1.7 million for the quarter ended September 30, 2021, as compared to $1.8 million for the quarter ended September 30, 2020, a decrease of $0.2 million or 9%. The decrease was driven by lower personnel and stock compensation expenses, offset by increased consulting expenses in the three months ended September 30, 2021.

Research and development expenses. Research and development expenses were $0.5 million for the quarter ended September 30, 2021, compared to $0.7 million for the quarter ended September 30, 2020, a decrease of $0.2 million or 28%. The decrease was driven by development expenses for the Company’s COVID-19 cartridge reader incurred in the three months ended September 30, 2020, and lower stock compensation expense in the three months ended September 30, 2021.

Interest Expense. Interest expense for the quarter ended September 30, 2021, was $1.5 million, approximately equal to that incurred during the quarter ended September 30, 2020.

Net loss. For the quarter ended September 30, 2021, the Company reported a comprehensive loss attributable to common stockholders of $1.8 million, or ($0.15) per share, based on approximately 11.9 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $2.5 million, or ($0.37) per share, based on approximately 6.7 million weighted average basic and diluted common shares outstanding for the quarter ended September 30, 2020.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure, Adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the quarter ended September 30, 2021, was $0.9 million, as compared to a loss of $0.7 million for the quarter ended September 30, 2020, a decrease of $0.2 million.

Liquidity and Capital Resources. At September 30, 2021, the Company had cash and cash equivalents totaling $7.6 million, compared with $7.2 million at December 31, 2020. Working capital was $2.1 million at September 30, 2021, as compared to $9.2 million at December 31, 2020.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2020.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,634,000	$7,161,000
Accounts receivable, net	2,571,000	1,382,000
Inventories	5,538,000	5,877,000
Prepaid expenses and other current assets	1,138,000	878,000
Total current assets	16,881,000	15,298,000

Inventories, non-current	1,784,000	1,221,000
Equipment and leasehold improvements, net	1,339,000	1,424,000
Right-of-use operating lease assets, net	614,000	730,000
Goodwill	781,000	781,000
Other intangible assets, net	1,326,000	1,358,000
Other assets	48,000	48,000
Total assets	$22,773,000	$20,860,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,502,000	$1,366,000
Other current liabilities	13,233,000	4,777,000
Total current liabilities	14,735,000	6,143,000

Long-term liabilities	1,870,000	8,847,000

ThermoGenesis Holdings, Inc. stockholders' equity	6,367,000	5,800,000

Noncontrolling interests	(199,000)	70,000
Total liabilities and equity	$22,773,000	$20,860,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30
	2021	2020	2021	2020
Net revenues	$3,158,000	$2,355,000	$6,876,000	$7,797,000
Cost of revenues	2,043,000	844,000	4,067,000	7,426,000

Gross profit (loss)	1,115,000	1,511,000	2,809,000	371,000

Expenses:
Selling, general and administrative	1,677,000	1,844,000	7,171,000	5,913,000
Research and development	543,000	750,000	1,544,000	1,937,000

Total operating expenses	2,220,000	2,594,000	8,715,000	7,850,000

Loss from operations	(1,105,000)	(1,083,000)	(5,906,000)	(7,479,000)

Other expenses

Interest expense	(1,530,000)	(1,531,000)	(4,573,000)	(6,377,000)
Other income (expenses)	843,000	5,000	833,000	(6,000)
Gain on extinguishment of debt	--	--	652,000	--
Total other expense	(687,000)	(1,526,000)	(3,088,000)	(6,383,000)

Net loss	(1,792,000)	(2,609,000)	(8,994,000)	(13,862,000)

Loss attributable to noncontrolling interests	(18,000)	(146,000)	(269,000)	(360,000)
Net loss attributable to common stockholders	$(1,774,000)	$(2,463,000)	$(8,725,000)	$(13,502,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net cash used in operating activities	$(6,294,000)	$(11,859,000)

Cash flows from investing activities:
Capital expenditures	(64,000)	(23,000)
Cash flows from financing activities:
Proceeds from convertible promissory note-related party	--	4,287,000
Payments on finance lease obligations	--	(32,000)
Proceeds from issuance of common stock, net of expenses	6,832,000	5,580,000
Proceeds from the exercise of options, warrants and pre-funded warrants	--	1,683,000
Proceeds from note payable	--	646,000

Net cash provided by financing activities	6,832,000	12,164,000

Effects of foreign currency rate changes on cash and cash equivalents	(1,000)	(3,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	473,000	279,000

Cash, cash equivalents and restricted cash at beginning of period	7,161,000	4,157,000
Cash, cash equivalents and restricted cash at end of period	$7,634,000	$4,436,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(1,792,000)	$(2,609,000)	$(8,994,000)	$(13,862,000)

Deduct:
Interest expense	(1,530,000)	(1,531,000)	(4,573,000)	(6,377,000)
Other expense	843,000	5,000	833,000	(6,000)
Gain on extinguishment of debt	--	--	652,000	--
Loss from operations	$(1,105,000)	$(1,083,000)	$(5,906,000)	$(7,479,000)

Add:
Depreciation and amortization	157,000	177,000	477,000	569,000
Stock-based compensation expense	92,000	234,000	2,449,000	615,000
Adjusted EBITDA	$(856,000)	$(672,000)	$(2,980,000)	$(6,295,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.